As filed with the Securities and Exchange Commission on May 7, 2004
Registration No. 333-112718

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MarketAxess Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	6211	52-2230784
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

140 Broadway, 42nd Floor

New York, NY 10005
Telephone: (212) 813-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard M. McVey

Chief Executive Officer
MarketAxess Holdings Inc.
140 Broadway, 42nd Floor
New York, NY 10005
(212) 813-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of Agent for Service)

Copies to:

Adam J. Kansler, Esq. Brian B. Margolis, Esq. Proskauer Rose LLP 1585 Broadway New York, NY 10036 (212) 969-3000	Luciana Fato, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee (3)

Common stock, par value $0.003 per share	10,350,000	$18.00	$186,300,000	$23,605

(1)	Includes 1,350,000 shares which may be sold pursuant to the underwriters’ over-allotment option.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

(3)	$23,605 has previously been paid.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      MarketAxess Holdings Inc. has prepared this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-112718) for the purpose of filing certain exhibits to the Registration Statement. Amendment No. 2 does not modify any provision of the Prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered.

Amount to
be Paid

SEC registration fee	$23,605
NASD filing fee	19,130
Nasdaq National Market listing fee	125,000
Legal fees and expenses	750,000
Accounting fees and expenses	250,000
Printing and engraving expenses	150,000
Blue Sky fees and expenses	10,000
Transfer agent and registrar fees and expenses	25,000
Miscellaneous	147,265

Total	$1,500,000

Item 14.	Indemnification of Directors and Officers

      The registrant’s Certificate of Incorporation in effect as of the date hereof and the registrant’s Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the “Certificate”) provide that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the “DGCL”), the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The registrant has obtained liability insurance for its officers and directors.

      Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

      We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in the Certificate. We believe that these agreements are necessary to attract and retain qualified directors and executive officers.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate or the aforementioned indemnification agreements. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15.	Recent Sales of Unregistered Securities

      All information in this section relating to common stock, warrants and options reflects a one-for-three reverse stock split of shares of the registrant’s common stock to be effected prior to the closing of this offering. All information in this section relating to shares of convertible preferred stock reflects the actual shares issued, which will convert at a 3.33-for-one ratio into shares of common stock upon the closing of this offering. The number of shares and the purchase price of all sales and issuances of shares of common stock prior to June 28, 2001 that are described below have been adjusted to reflect a 10-for-1 stock split of the outstanding shares of common stock and non-voting common stock on June 28, 2001.

      In the preceding three years, the registrant has sold and issued the following securities that were not registered under the Securities Act:

1. On February 7, 2001, the registrant sold 100,000 shares of Series G convertible preferred stock to Banc of America Technology Investments, Inc. for a purchase price of $35.00 per share for total proceeds of $3,500,000.

2. On March 23, 2001, the registrant issued an aggregate of 1,126,219 shares of Series F convertible preferred stock and 360,226 shares of common stock to former stockholders of Trading Edge in connection with the acquisition of Trading Edge by the registrant. The registrant also assumed warrants to purchase an aggregate of 7,967 shares of common stock previously issued by Trading Edge.

3. On April 4, 2001, the registrant sold an aggregate of 64,001 shares of restricted common stock to two employees for a purchase price of $3.60 per share for total proceeds of $230,400 of which 12,801 shares vested immediately, 25,600 shares vested on March 23, 2002 and 25,600 shares vested on March 23, 2003, as part of such employees’ respective compensation packages.

4. On June 11, 2001, the registrant sold 136,744 shares of common stock to Richard M. McVey for a purchase price of $3.60 per share for total proceeds of $492,276, as part of Mr. McVey’s compensation package.

5. On July 1, 2001, the registrant sold 152,837 shares of restricted common stock to Richard M. McVey for a purchase price of $3.60 per share for total proceeds of $550,212, of which 8,044 shares vested on July 1, 2001, 8,044 shares vested on the first day of each month after July 2001 and before January 2003 and the remaining 8,045 shares vested on January 1, 2003, as part of Mr. McVey’s compensation package.

6. On July 6, 2001, the registrant sold 65,000 shares of Series H convertible preferred stock to BNP Paribas for a purchase price of $45.00 per share for total proceeds of $2,925,000.

7. Between April 30, 2001 and January 31, 2002, the registrant issued options to purchase an aggregate of 486,218 shares of common stock at an exercise price of $12.60 per share to broker-dealers participating on its electronic trading platform in connection with their use of such platform. All of these options have expired unexercised.

8. On April 4, 2002, the registrant sold 300,000 shares of Series I convertible preferred stock to Banc of America Technology Investments, Inc. for a purchase price of $28.00 per share for total proceeds of $8,400,000. In connection therewith, Banc of America Technology Investments, Inc. became a party to an Amended and Restated Warrant to purchase 5,000,002 shares of common stock at an exercise price of $0.003 per share. Such Warrant was originally issued in April 2000 and amended in June 2000 and September 2000. The right to purchase shares of common stock pursuant to such Warrant is allocated to the holders thereof based on their commissions paid to the registrant.

9. On March 1, 2002, the registrant issued an aggregate of 3,500 shares of common stock to two former stockholders of Trading Edge in settlement of a dispute with such persons.

10. In January 2003, May 2003 and January 2004, the registrant issued an aggregate of 18,841 shares of common stock to three former employees of the registrant upon exercise of vested stock options. The shares were issued at an average price of approximately $3.92 per share for total proceeds of $73,824.

11. As of March 31, 2004, the registrant had outstanding options to purchase 4,915,179 shares of our common stock, all of which were granted to employees and non-employee directors of, and consultants to, the registrant in the preceding four years.

      The sales and issuances of securities in the transactions described in items 1, 2, 6, 7, 8 and 9 above were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder as transactions by an issuer not involving a public offering. The sales and issuances of securities listed above in items 3, 4, 5, 10 and 11 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. There were no underwriters employed in connection with any of the transactions set forth in this Item 15. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

      (a) Exhibits.

Number		Description

1	.1***	Form of Underwriting Agreement
3.1		Amended and Restated Certificate of Incorporation
3.2		Form of Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering
3	.3**	Amended and Restated Bylaws
3.4		Form of Amended and Restated Bylaws to be in effect upon the closing of this offering
4.1		Specimen Common Stock certificate
4	.2**	Sixth Amended and Restated Registration Rights Agreement
4.3		Form of Dealer Warrant
4.4		See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions defining the rights of holders of common stock and non-voting common stock of the registrant

Number		Description

5.1		Opinion of Proskauer Rose LLP
10.1		Employment Agreement, dated as of May 3, 2004, by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.2(a)*	Restricted Stock Purchase Agreement, dated as of June 11, 2001, by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.2(b)*	Full Recourse Secured Promissory Note, dated June 11, 2001, by Richard M. McVey in favor of MarketAxess Holdings Inc.
10	.2(c)*	Non-Recourse Secured Promissory Note, dated June 11, 2001, by Richard M. McVey in favor of MarketAxess Holdings Inc.
10	.2(d)*	Stock Pledge Agreement, dated as of June 11, 2001, by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.2(e)*	Restricted Stock Purchase Agreement, dated as of July 1, 2001, by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.2(f)*	Full Recourse Secured Promissory Note, dated July 1, 2001, by Richard M. McVey in favor of MarketAxess Holdings Inc.
10	.2(g)*	Non-Recourse Secured Promissory Note, dated July 1, 2001, by Richard M. McVey in favor of MarketAxess Holdings Inc.
10	.2(h)*	Stock Pledge Agreement, dated as of July 1, 2001, by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.3**	Stock Option Agreement, dated February 7, 2003, by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.4**	Contract of Employment, dated February 11, 2003, by and between MarketAxess Europe Limited and Iain Baillie.
10	.5**	Letter Agreement, dated as of January 25, 2001, by and between MarketAxess Holdings Inc. and John Vande Woude
10	.6**	MarketAxess Holdings Inc. Amended and Restated 2000 Stock Incentive Plan
10	.7**	MarketAxess Holdings Inc. Amended and Restated 2001 Stock Incentive Plan
10.8		Amendment No. 1 to the MarketAxess Holdings Inc. Amended and Restated 2001 Stock Incentive Plan
10.9		Amendment to the MarketAxess Holdings Inc. 2001 and 2000 Stock Incentive Plans
10.10		MarketAxess Holdings Inc. 2004 Stock Incentive Plan
10.11		MarketAxess Holdings Inc. 2004 Annual Performance Incentive Plan
10.12		Form of Indemnification Agreement
21	.1*	Subsidiaries of the Registrant
23.1		Consent of Proskauer Rose LLP (included in Exhibit 5.1)
23	.2**	Consent of PricewaterhouseCoopers LLP
24	.1*	Powers of Attorney (See Signature Page)

*	Filed previously as an exhibit to the Registration Statement on Form S-1 filed February 11, 2004.

**	Filed previously as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 filed April 1, 2004.

***	To be filed by amendment.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this 7th day of May, 2004.

MARKETAXESS HOLDINGS INC.

By:	/s/ RICHARD M. MCVEY

Richard M. McVey
President and Chief Executive Officer

POWER OF ATTORNEY

      We, the undersigned directors and/or officers of MarketAxess Holdings Inc. (the “Company”), hereby severally constitute and appoint Richard M. McVey, Charles R. Hood and James N.B. Rucker and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date

/s/ RICHARD M. MCVEY Richard M. McVey	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	May 7, 2004

/s/ JAMES N.B. RUCKER James N.B. Rucker	Head of Finance and Operations (principal financial and accounting officer)	May 7, 2004

/s/ STEPHEN P. CASPER Stephen P. Casper	Director	May 7, 2004

* William Cronin	Director	May 7, 2004

Signature	Title(s)	Date

* Ronald M. Hersch	Director	May 7, 2004

/s/ WAYNE D. LYSKI Wayne D. Lyski	Director	May 7, 2004

* Jerome S. Markowitz	Director	May 7, 2004

* Nicolas S. Rohatyn	Director	May 7, 2004

* John Steinhardt	Director	May 7, 2004

*By: /s/ RICHARD M. MCVEY Richard M. McVey Attorney-in-fact

INDEX TO EXHIBITS

Number
Description
1	.1***	Form of Underwriting Agreement
3.1		Amended and Restated Certificate of Incorporation
3.2		Form of Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering
3	.3**	Amended and Restated Bylaws
3.4		Form of Amended and Restated Bylaws to be in effect upon the closing of this offering
4.1		Specimen Common Stock certificate
4	.2**	Sixth Amended and Restated Registration Rights Agreement
4.3		Form of Dealer Warrant
4.4		See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions defining the rights of holders of common stock and non-voting common stock of the registrant
5.1		Opinion of Proskauer Rose LLP
10.1		Employment Agreement, dated as of May 3, 2004 by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.2(a)*	Restricted Stock Purchase Agreement, dated as of June 11, 2001, by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.2(b)*	Full Recourse Secured Promissory Note, dated June 11, 2001, by Richard M. McVey in favor of MarketAxess Holdings Inc.
10	.2(c)*	Non-Recourse Secured Promissory Note, dated June 11, 2001, by Richard M. McVey in favor of MarketAxess Holdings Inc.
10	.2(d)*	Stock Pledge Agreement, dated as of June 11, 2001, by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.2(e)*	Restricted Stock Purchase Agreement, dated as of July 1, 2001, by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.2(f)*	Full Recourse Secured Promissory Note, dated July 1, 2001, by Richard M. McVey in favor of MarketAxess Holdings Inc.
10	.2(g)*	Non-Recourse Secured Promissory Note, dated July 1, 2001, by Richard M. McVey in favor of MarketAxess Holdings Inc.
10	.2(h)*	Stock Pledge Agreement, dated as of July 1, 2001, by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.3**	Stock Option Agreement, dated February 7, 2003, by and between MarketAxess Holdings Inc. and Richard M. McVey
10	.4**	Contract of Employment, dated February 11, 2003, by and between MarketAxess Europe Limited and Iain Baillie
10	.5**	Letter Agreement, dated as of January 25, 2001, by and between MarketAxess Holdings Inc. and John Vande Woude
10	.6**	MarketAxess Holdings Inc. Amended and Restated 2000 Stock Incentive Plan
10	.7**	MarketAxess Holdings Inc. Amended and Restated 2001 Stock Incentive Plan
10.8		Amendment No. 1 to the MarketAxess Holdings Inc. Amended and Restated 2001 Stock Incentive Plan
10.9		Amendment to the MarketAxess Holdings Inc. 2001 and 2000 Stock Incentive Plans
10.10		MarketAxess Holdings Inc. 2004 Stock Incentive Plan
10.11		MarketAxess Holdings Inc. 2004 Annual Performance Incentive Plan
10.12		Form of Indemnification Agreement
21	.1*	Subsidiaries of the Registrant
23.1		Consent of Proskauer Rose LLP (included in Exhibit 5.1
23	.2**	Consent of PricewaterhouseCoopers LLP
24	.1*	Powers of Attorney (See Signature Page)

*	Filed previously as an exhibit to the Registration Statement on Form S-1 filed February 11, 2004.

**	Filed previously as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 filed April 1, 2004.

***	To be filed by amendment.